Exhibit 99.10

Private & Confidential

The Directors

Groupe Eurotunnel SA

19, Boulevard Malesherbes

75008

Paris

23 March 2007

Dear Sirs

Groupe Eurotunnel SA's offer for Eurotunnel units (each unit comprising one share of

Eurotunnel SA and one share of Eurotunnel P.L.C.)

We refer to the draft Offer Document to be filed with the Autorité des marchés financiers in France (the "AMF") today. We hereby consent to the filing of the draft Offer Document with the AMF with the inclusion of our name, in the form and context in which it appears.

Yours faithfully

/s/ Bernard Migus

Bernard Migus

Directeur Général

IXIS Corporate & Investment Bank